BlackRock Virginia Municipal Bond Trust (the, “Registrant”)

77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of (i) the Registrant's  Amendment to the Statement of Preferences of Variable Rate Demand Preferred Shares, dated as of April 23, 2013 and (ii) the Amendment to the Notice of Special Rate Period for the Registrant’s Series W-7 Variable Rate Demand Preferred Shares, dated April 23, 2013 and filed with the Registrant's books and records.

Exhibit 77Q1(a)

BLACKROCK VIRGINIA MUNICIPAL BOND TRUST
AMENDMENT
TO THE
STATEMENT OF PREFERENCES  OF
VARIABLE RATE DEMAND PREFERRED SHARES
DATED JUNE 13, 2012
(THE “STATEMENT OF PREFERENCES”)

The undersigned officer of BlackRock Virginia Municipal Bond Trust (the “Trust”), a Delaware statutory trust, hereby certifies as follows:

1.           The Board of Trustees of the Trust (with the consent of the Holders (as defined in the Statement of Preferences) of the VRDP Shares required under Section 5 of the Statement of Preferences) has adopted resolutions to amend the Statement of Preferences as follows:

Section 4(d)(i) of Part I of the Statement of Preferences is deleted in its entirety and replaced with the following:

“(i)           a notice (“Notice of Special Rate Period”) stating (A) that the Trust has determined to designate the next succeeding Rate Period of such Series of VRDP Shares as a Special Rate Period, specifying the same and the first (1st) day thereof, (B) the Rate Determination Date immediately prior to the first (1st) day of such Special Rate Period, (C) the rate calculation period to be used in determining the Applicable Rate if the term thereof is different from the term of the Special Rate Period and any other special provisions relating to the calculation of the Applicable Rate, including any provision for setting the Applicable Rate by reference to any index or to the ratings of the VRDP Shares or specifying any additional events or conditions the existence or occurrence of which result in adjustments to the Applicable Rate or additional fees or payments in respect of shares of such Series of VRDP Shares (which provisions may vary provisions that are set forth in the Charter (including this Statement of Preferences), provided that the provisions and variations are clearly and expressly set forth in the Notice of Special Rate Period), (D) that such Special Rate Period shall not commence if (1) any shares of such Series of VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either such Rate Determination Date or on the first (1st) day of such Special Rate Period, or (2) full cumulative dividends or any amounts due with respect to redemptions payable prior to such Rate Determination Date have not been paid in full, (E) the scheduled Dividend Payment Dates for shares of such Series of VRDP Shares during such Special Rate Period, (F) the Special Redemption Provisions, if any, applicable to shares of such Series of VRDP Shares in respect of such Special Rate Period, (G) the Special Optional Tender Provisions, if any, applicable to shares of such Series of VRDP Shares in respect of such Special Rate Period (including whether the Optional Tender provisions shall be applicable or otherwise subject to special conditions during the Special Rate Period), (H) the special provisions, if any, relating to the transfer of the shares of such Series of VRDP Shares during the Special Rate Period, (I) the special provisions, if any, related to Taxable Allocations during the Special Rate Period and any resulting Gross-up Payments during the Special Rate Period including, but not limited to, that Section 3 of Part I and Section 6 of Part II of this Statement of Preferences shall have no effect during the Special Rate Period and that, instead, alternative special provisions shall be observed during such period; (J) the special provisions, if any, relating to the creation and termination of the Special Rate Period including, but not limited to, any provisions relating to the nature and scope of the obligations and rights of the Liquidity Provider and the Remarketing Agent in connection therewith, the short-term credit ratings of the Liquidity Provider and the short-term preferred stock ratings of the VRDP Shares, the Remarketing of the VRDP Shares upon the termination of the Special Rate Period, the applicability of the redemption and certain other related provisions of this Statement of Preferences with respect to shares of such Series of VRDP Shares held by the Liquidity Provider (whether or not in its capacity as such) during the Special Rate Period and any rights of the Trust to request Holders of such Series of VRDP Shares to agree to an extension of the Special Rate Period prior to the termination thereof and (K) the special provisions, if any, relating to Mandatory Tender Events and Mandatory Tenders with respect to shares of such Series of VRDP Shares during the Special Rate Period (including whether Mandatory Tender Events and Mandatory Tenders shall be applicable during the Special Rate Period), such notice to be accompanied by a VRDP Shares Basic Maintenance Report showing that, as of the third (3rd) Business Day immediately preceding such proposed Special Rate Period, Moody’s Eligible Assets (if Moody’s is then rating such VRDP Shares at the request of the Trust), Fitch Eligible Assets (if Fitch is then rating such VRDP Shares at the request of the Trust) and Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating such VRDP Shares at the request of the Trust) each have an aggregate Discounted Value at least equal to the VRDP Shares Basic Maintenance Amount as of such Business Day (assuming for purposes of the foregoing calculation that (a) the Maximum Rate is the Maximum Rate on such Business Day as if such Business Day were the Rate Determination Date for the proposed Special Rate Period, and (b) the Moody’s Discount Factors applicable to Moody’s Eligible Assets are determined by reference to the first Exposure Period (as defined in the Moody’s Guidelines) longer than the Exposure Period then applicable to the Trust, as described in the Moody’s Guidelines); or”

The Certificate is hereby amended by inserting the following as Section 4(j) of Part I of the Certificate:

“(j) Amendments.  A Notice of Special Rate Period may be amended by the Trust at any time; provided, however, that the Trust shall deliver any such amendment to the Remarketing Agent, the Liquidity Provider and the Holders of the shares of the Series of VRDP Shares subject to the Special Rate Period in the manner described in this Section 4 of Part I of this Statement of Preferences.”

2.           Except as amended hereby, the Statement of Preferences remains in full force and effect.

3.           An original copy of this amendment shall be lodged with the records of the Trust and filed in such places as the Trustees deem appropriate.

Dated this 23rd day of April 2013.

BLACKROCK VIRGINIA MUNICIPAL BOND TRUST

By:       /s/ Benjamin Archibald

Name:  Benjamin Archibald

Title:   Assistant Secretary

Exhibit 77Q1(a)

BLACKROCK VIRGINIA MUNICIPAL BOND TRUST (THE “FUND”)
                                           SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)
CUSIP NO.  092481 308*

Amendment to Notice of Special Rate Period

April 23, 2013

BlackRock Virginia Municipal Bond Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

To:  Addressees listed on Schedule 1 hereto

In accordance with the Fund’s Statement of Preferences of Variable Rate Demand Preferred Shares, dated June 13, 2012 (the “Statement of Preferences”), the Fund hereby notifies the Liquidity Provider, the Remarketing Agent and the Holders of the VRDP Shares that the Fund has determined to amend the Notice of Special Rate Period, dated June 14, 2012 (the “Notice of Special Rate Period”) by incorporating the following provisions in the Notice of Special Rate Period:

Notice of Taxable Allocations and Gross-Up Payments

Section 3 of Part I and Section 6 of Part II of the Statement of Preferences shall have no effect during the Special Rate Period.

During the Special Rate Period, Holders of VRDP Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor under applicable law and otherwise in accordance with applicable law, dividends in an amount equal to the aggregate Gross-up Payments as follows:

(a)           Whenever the Fund intends or expects to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on VRDP Shares, the Fund shall notify the Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, and (ii) for any successive SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding SRP Calculation Date.  Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and each Beneficial Owner or its Agent Member identified to the Tender and Paying Agent. With respect to an SRP Calculation Period for which such advance notice was given and whose dividends are comprised partly of such ordinary income or capital gains and partly of exempt-interest income, the different types of income will be paid in the same relative proportions for each day during the SRP Calculation Period.

(b)            (i) If the Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares the Fund shall to the extent practical simultaneously increase such dividend payment by an additional amount equal to the Gross-up Payment and direct the Tender and Paying Agent to send notice with such dividend describing the Gross-up Payment and (ii) if the Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares without simultaneously increasing such dividend as describe in clause (i) above the Fund shall, prior to the end of the calendar year in which such dividend was paid, direct the Tender and Paying Agent to send notice with a Gross-up Payment to the Holder that was entitled to such dividend payment during such calendar year at such Holder's address as the same appears or last appeared on the record books of the Fund.

(c)           The Fund shall not be required to make Gross-up Payments with respect to any net capital gains or ordinary income determined by the Internal Revenue Service to be allocable in a manner different from the manner used by the Fund.

Capitalized terms used but not defined in this Amendment to Notice of Special Rate Period shall have the meanings given to such terms in the Statement of Preferences and the Notice of Special Rate Period.

[Signature Page Follows]

* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate.  It is included solely as a convenience to Holders of VRDP Shares.

IN WITNESS WHEREOF, I have signed this Amendment to the Notice of Special Rate Period as of the date first written above.

BLACKROCK VIRGINIA MUNICIPAL BOND TRUST

By: /s/ Robert W. Crothers
Name: Robert W. Crothers
Title: Vice President

Schedule 1

Recipients of this Notice of Special Rate Period

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York 10013
Attention:  MSD Middle Office Manager
Telephone:  (212) 723-6320
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York 10013
Attention:  Middle Office Manager
Telephone:  (212) 723-7124
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

The Depository Trust Company
LensNotice@dtcc.com

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